EXHIBIT 99.1

[TEXAS UNITED BANCSHARES LOGO]	202 West Colorado * P.O. Box B La Grange, Texas 78945 News Release For Information Contact: Tom Adams, 979.968.7261

Texas United Bancshares, Inc. Announces
First Quarter Earnings

For immediate release: May 2, 2003

     LA GRANGE — Texas United Bancshares, Inc. (Nasdaq: TXUI), the parent company of State Bank, today reported first quarter 2003 net income of $1.1 million or $0.41 per diluted share, a decrease of $335,000 or $0.15 per diluted share, compared to the first quarter of 2002. The annualized return on average assets was 0.79% and the annualized return on average equity was 12.70% for the first quarter of 2003.

     “Our first quarter financial results were impacted by an $817,000 impairment in fair value in our mortgage servicing rights portfolio and increased provision for loan losses,” said Don Stricklin, President and Chief Executive Officer. “Earning asset balances have increased and mortgage refinance activity remained strong during the first quarter of 2003. Despite a lower interest rate environment, our margins and spreads continue to hold up well. In April 2003, we sold our trust operations to a national fiduciary company. The sale is projected to result in savings of approximately $125,000 for the remainder of 2003.”

     Other financial results for the quarter included net interest income of $6.5 million before provision for loan losses, up 39.4% from the first quarter 2002. The net interest margin for the first quarter of 2003 and 2002 was 5.18%and 4.88%, respectively. Average total loans, including loans held for sale for the first quarter 2003 were up $103.6 million, a 37.7% increase from the first quarter of 2002. Average deposits for the first quarter of 2003 were up $88.9 million, a 24.2% increase from the first quarter of 2002.

     Non-interest income was $2.6 million in the first quarter, compared to $3.2 million for the same period in 2002. The decrease is attributed to the $817,000 impairment charge on our mortgage servicing rights portfolio which is reflected as a decrease in net servicing fees. The impairment of mortgage servicing rights is due to the decline in mortgage interest rates to historically low levels which resulted in an increase in prepayments of mortgages that are serviced by the Company and which led to increased loan financing and new loan activity.

     Non-interest expenses for the quarter were $6.7 million, compared to $5.3 million for the same period in 2002. The provision for loan losses was $800,000 in the first quarter 2003, compared to $450,000 in the same quarter in 2002. The Company increased its provisions primarily due to the growth in the loan portfolio, changes in the Central Texas economy, and the increase in net charge-offs.

     Non-performing assets totaled $2.0 million or 0.57% and 0.53 % of loans and other real estate at March 31, 2003 and at December 31, 2002, respectively. For the first three months of 2003, net charge-offs were $503,000 or 0.54% of average loans (annualized), compared to $1.1 million or 0.34% for the year ended December 31, 2002. The allowance for loan losses totaled $3.6 million at March 31, 2003 compared to $3.3 million at December 31, 2002.

     As of March 31, 2003 Texas United Bancshares, Inc. had total assets of $591.7 million and total deposits of $474.6 million. Shareholders’ equity of $36.8 million represented 6.2% of total assets.

     Texas United Bancshares, Inc. is a registered financial holding company that quoted on the Nasdaq National Market under the ticker symbol “TXUI.” State Bank, a wholly owned subsidiary of Texas United Bancshares, Inc., provides a complete range of banking services in the greater central and south central Texas area. Headquartered in La Grange, State Bank operates 18 full-service banking centers located in the Texas counties of Fayette, Lee, Waller, Atascosa, Comal, Harris, Williamson, Travis, Colorado, Gonzales, and Brazos.

Except for historical information, certain of the matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, the following: general business and economic conditions in the markets Texas United serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; changes in the interest rate environment which could reduce Texas United’s net interest margin; acquisition integration may be more difficult than anticipated; legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; competitive factors may increase, including product and pricing pressures among financial services organizations; and changes in accounting principles, policies or guidelines. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in the company’s reports and registration statements filed with the Securities and Exchange Commission.

Copies of our Company filings are available on our website www.statebanktx.com under the caption of investor relations.

Texas United Bancshares, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2003	2002

	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

CONDENSED INCOME STATEMENTS ($ in thousands)
Net interest income	$6,498	$6,323	$5,859	$5,188	$4,663
Provision for loan losses	800	550	500	400	450
Non-interest income
Service charges on deposit accounts	1,609	1,693	1,518	1,266	1,178
Net servicing fees	18	353	(263)	463	939
Net gain on securities transactions	231	508	397	252	300
Other	721	1,193	546	590	738

Total non-interest income	2,579	3,747	2,198	2,571	3,155
Non-interest expense
Employee compensation and benefits	3,456	3,995	3,206	2,941	2,972
Occupancy	1,121	1,179	1,336	824	680
Other	2,139	3,024	2,235	1,800	1,696

Total non-interest expense	6,716	8,198	6,777	5,565	5,348

Income before provision for taxes	1,561	1,322	780	1,794	2,020
Income taxes	430	394	189	501	554

Net income	$1,131	$928	$591	$1,293	$1,466

PER SHARE DATA
Net income — basic	$0.43	$0.34	$0.23	$0.52	$0.59
Net income — diluted	0.41	0.32	0.22	0.50	0.56
Cash dividends	0.10	0.10	0.10	0.10	0.10
Shareholders’ equity at book value (shares in thousands)	13.92	13.42	13.10	12.22	11.25
Period-end common shares outstanding	2,645	2,640	2,635	2,496	2,490
SELECTED ANNUALIZED RATIOS
Return on average assets	0.79%	0.65%	0.43%	1.16%	1.36%
Return on average equity	12.70	10.56	6.97	17.68	20.78
Net interest margin to average earning assets	5.18	5.04	4.93	5.29	4.88

Texas United Bancshares, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2003	2002

	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

BALANCE SHEET SUMMARY ($ in thousands)
Average Balance:
Loans (including loans held for sale)	$378,671	$373,238	$354,191	$274,134	$275,039
Earning assets	509,197	495,763	471,851	393,302	387,306
Total assets	581,287	567,099	539,759	445,993	437,301
Total deposits	456,016	443,714	448,782	370,310	367,161
Shareholders’ equity	36,128	34,866	33,638	29,330	28,605
Period-End Balance:
Net Loans (including loans held for sale)	$354,269	$383,019	$363,569	$272,860	$273,954
Earning assets	521,431	518,455	490,964	385,193	390,587
Goodwill and intangible assets	12,796	12,821	12,626	9,474	9,074
Total assets	591,661	587,062	558,252	447,535	442,584
Total deposits	474,599	452,919	441,972	371,767	370,561
Shareholders’ equity	36,821	35,418	34,531	30,504	28,023
ASSET QUALITY ($ in thousands)
Allowance for loan losses:	$3,593	$3,296	$3,363	$2,239	$2,139
As a percentage of period-end loans	1.00%	0.86%	0.92%	0.82%	0.78%
Net charge-offs:	$503	$617	$116	$300	$65
As a percentage of average loans (annualized)	0.54%	0.66%	0.13%	0.44%	0.09%
Non-performing assets:
Past due and non-accrual	$1,633	$1,669	$1,321	$738	$789
Other real estate	375	356	20	20	15

Total	$2,008	$2,025	$1,341	$758	$804
As a percentage of:
Total assets	0.34%	0.34%	0.24%	0.17%	0.18%
Total loans plus other real estate	0.57	0.53	0.37	0.28	0.29
CONSOLIDATED CAPITAL RATIOS
Tier 1 risk-based capital ratio	8.32%	7.97%	8.55%	10.40%	10.07%
Total risk-based capital ratio	9.27	8.83	9.49	11.17	10.81
Tier 1 leverage ratio	5.52	5.49	5.75	6.85	6.73

4